Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

William J. Gervais
President & CEO
Qualstar Corporation
(805) 583-7744
gervais@qualstar.com

QUALSTAR REPORTS FISCAL 2012 SECOND QUARTER RESULTS

SIMI VALLEY, Calif., January 31, 2012 — Qualstar® Corporation (Nasdaq: QBAK), a manufacturer of automated tape storage solutions and high efficiency power supplies, today reported financial results for the second quarter of fiscal 2012 ended December 31, 2011.

Fiscal 2012 Second Quarter Financial Results
Revenues for the second quarter of fiscal 2012 were $3.6 million, compared to $4.1 million for the same quarter of fiscal 2011, a decrease of $0.5 million or 13.4 percent.  Loss from operations was $1.0 million compared to $0.3 million in the second quarter of fiscal 2011. Net loss was $971,000 or $0.08 per basic and diluted share, compared to a net loss of $296,000, or $0.02 per basic and diluted share for the second quarter of fiscal 2011.

Tape library segment revenues were $1.6 million for the second quarter, compared to $2.6 million in the second quarter of fiscal 2011, a decrease of $1.0 million, or 39.0 percent. Power supply segment revenues were $2.0 million for the quarter, compared to $1.5 million in the prior year quarter, an increase of $0.5 million, or 29.4 percent.

Gross profit decreased to $0.8 million, or 23.3 percent of net revenues, for the three months ended December 31, 2011, from $1.6 million, or 39.4 percent of net revenues, for the three months ended December 31, 2010.  The decrease in gross profit is attributed to a change in product mix, lower absorption of labor and overhead and an increase in rework expenses and inventory reserves.

Research and development (“R&D”) expenses for the second quarter of fiscal 2012 were $650,000, or 18.3 percent of revenues, compared to $725,000 or 17.7 percent of revenues, for the second quarter of fiscal 2011.  The decrease is due primarily to lower compensation expenses related to reductions in personnel. Sales and marketing expenses were $448,000, or 12.6 percent of revenues, compared to $581,000 or 14.1 percent of revenues, in the corresponding period last year.  The decrease in sales and marketing expenses is attributed to lower compensation expenses related to reductions in personnel.  General and administrative expenses were $741,000 or 20.8 percent of revenues, compared to $650,000, or 15.8 percent of revenues, for the same period last year.  The increase in general and administrative expense is due to higher legal and bad debt expenses.

Commenting on the Company’s business results, Bill Gervais, President and Chief Executive of Qualstar, said, “We had a challenging quarter, particularly in the data storage sector of our business.  Sales were impacted by a number of purchase delays around the globe but primarily among companies with a presence in southern Europe or U.S companies with customers in that region where Euro uncertainties have brought normal business activities to a near halt.  Also, we increased accounts receivable reserves for three long-time customers in Portugal, Italy and Belgium.”

“Our recently-announced RLS-8350 tape libraries began shipments late in the quarter and have received favorable customer comments.”

“In the power supply segment, we shipped nearly 35,000 units but incurred higher than normal rework expenses resulting from a defective semiconductor lot that was not discovered until after the products were delivered. We have taken corrective action to prevent this in the future,” he said.

Fiscal 2012 Six-Month Financial Results
Qualstar reported revenues of $8.2 million for the first six months of fiscal 2012, compared with $9.3 million for the first six months of fiscal 2011.  The Company’s net loss for the first six months of fiscal 2012 was $0.9 million, or $(0.07) per basic and diluted share, compared with a net loss of $0.1 million, or $(0.01) per basic and diluted share, in the first six months of fiscal 2011.

Cash, cash equivalents and marketable securities were $21.4 million at December 31, 2011, Inventory, net of reserves, at December 31, 2011 was $6.3 million, compared to $5.7 million at June 30, 2011.

Qualstar Corporation Conference Call
The Company will hold a conference call to discuss its fiscal 2012 second quarter results on Tuesday, February 14th, 2012 at 2:00 p.m. Pacific standard time (5:00 p.m. Eastern).  Investors are invited to listen to the call live via the Internet using the link under the “Investors” section at www.qualstar.com.  Please go to the Website at least 15 minutes early to register, download and install any necessary audio software.  A replay of the Webcast will be available after the live conference call.  Additionally, participants can dial into the live conference call by calling 1-888-549-7750 or 1-480-629-9770.  An audio replay will be available through February 21, 2012, by calling 800-406-7325 or 303-590-3030, and entering access code 4511426.

About Qualstar Corporation
Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. The company’s products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service.  More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Forward-Looking Statements
Statements concerning the future business, operating results and financial condition of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements.  Factors that could affect the Company’s actual results include the Company’s ability to increase sales of its products; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; and, adverse changes in market demand for its products.  The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.  Further information on these and other potential factors that could affect the Company’s financial results or condition are included in Qualstar’s filings with the Securities and Exchange Commission.  In particular, reference is made to the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, and to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Form 10-K.

-Financial Tables to Follow-

QUALSTAR CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net revenues	$3,555	$4,107	$8,179	$9,348

Cost of goods sold	2,728	2,490	5,638	5,619

Gross profit	827	1,617	2,541	3,729

Operating expenses:
Research and development	650	725	1,298	1,432
Sales and marketing	448	581	909	1,217
General and administrative	741	650	1,333	1,299
Total operating expenses	1,839	1,956	3,540	3,948

Loss from operations	(1,012)	(339)	(999)	(219)

Investment Income	41	43	85	90

Loss before income taxes	(971)	(296)	(914)	(129)

Benefit for income taxes	-	-	-	-

Net loss	$(971)	$(296)	$(914)	$(129)

Loss per share:
Basic and Diluted	$(0.08)	$(0.02)	$(0.07)	$(0.01)

Shares used to compute earnings per share:
Basic and Diluted	12,253	12,253	12,253	12,253

QUALSTAR CORPORATION
CONDENSED BALANCE SHEETS
(in thousands)

	December 31,	June 30,
	2011	2011
ASSETS	(Unaudited)	(Audited)

Current assets:
Cash and cash equivalents	$4,786	$4,970
Marketable securities, short-term	7,631	10,713
Receivables, net of allowance for doubtful accounts of $154 as of December 31, 2011 and $180 as of June 30, 2011	2,834	3,005
Inventories, net	6,256	5,673
Prepaid expenses and other current assets	212	312

Total current assets	21,719	24,673

Property and equipment, net	181	232
Marketable securities, long-term	8,947	6,981
Other assets	51	49

Total assets	$30,898	$31,935

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,241	$1,293
Accrued payroll and related liabilities	313	495
Other accrued liabilities	1,099	945

Total current liabilities	2,653	2,733

Other long-term liabilities	22	22
Commitments and contingencies
Shareholders' equity:
Common stock, no par value; 50,000 shares authorized, 12,253 shares issued and outstanding as of December 31, 2011 and June 30, 2011	18,873	18,869
Accumulated other comprehensive income	(9)	38
Retained earnings	9,359	10,273
Total shareholders' equity	28,223	29,180

Total liabilities and shareholders' equity	$30,898	$31,935